Exhibit 12

Troutman Pepper Hamilton Sanders LLP
3000 Two Logan Square, Eighteenth and Arch Streets
Philadelphia, PA 19103-2799

troutman.com

February 12, 2021

Third Avenue Trust

622 Third Avenue
New York, New York 10017

World Funds Trust

8730 Stony Point Parkway, Suite 205

Richmond, Virginia 23235

Re:	Tax Opinion With Respect to the Agreement and Plan of Reorganization dated [●], 2021 by and between Third Avenue Trust and World Funds Trust

Ladies and Gentlemen:

We have acted as tax counsel in connection with the Agreement and Plan of Reorganization (the “Plan”) dated [●], 2021 by and between Third Avenue Trust, a Delaware statutory trust, on behalf of its newly created series of shares known as Third Avenue International Real Estate Value Fund (the “Acquiring Fund”), and World Funds Trust, a Delaware statutory trust, on behalf of its series of shares known as Third Avenue International Real Estate Value Fund (formerly, REMS International Real Estate Value-Opportunity Fund) (the “Target Fund”). The Plan describes a reorganization (the “Reorganization”) to occur as of the Closing Date (as defined in the Plan) pursuant to which the Acquiring Fund will acquire all of the assets of the Target Fund in exchange for shares of beneficial interest in the Acquiring Fund and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund, following which the shares of the Acquiring Fund received by the Target Fund will be distributed by the Target Fund to its shareholders in liquidation and termination of the Target Fund. This opinion as to certain U.S. federal income tax consequences of the Reorganization is furnished pursuant to Section [●] of the Plan. Capitalized terms used in this opinion and not defined herein shall have the same meaning as they have in the Plan.

World Funds Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company. World Funds Trust issues several series of shares, one of which is the Target Fund. At all times since its formation, for federal income tax purposes, the Target Fund has elected to be (i) treated as an association taxable as a corporation and (ii) a regulated investment company under Section 851 of the Internal Revenue Code of 1986, as amended (the “Code”).

Third Avenue Trust is registered under the 1940 Act as an open-end management investment company. Third Avenue Trust offers several series of shares, one of which is the Acquiring Fund. Prior to the Closing Date of the Reorganization, except for nominal assets, the Acquiring Fund will not have any assets, will not have conducted activity other than organizational activity, and will not have any shares issued and outstanding. For federal income tax purposes, the Acquiring Fund will (i) make an entity classification election to be treated as an association taxable as a corporation, effective as of a date prior to the Reorganization, and (ii) elect to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

Third Avenue Trust
World Funds Trust
February 12, 2021
Page 2

In rendering our opinion set forth herein, we have reviewed and relied, with your permission (without any independent investigation or review thereof other than such investigation and review as we have deemed necessary to comply with our professional obligations under IRS Circular 230 or otherwise), upon the truth, completeness and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Documents”): (i) a copy of the executed Plan, dated [●], 2021; (ii) the combined prospectus/proxy statement (the “Proxy/Prospectus”) provided to shareholders of the Target Fund in connection with a Special Meeting of Shareholders of the Target Fund held on [●], 2021; (iii) certain representations concerning the Reorganization made to us by the Target Fund and the Acquiring Fund, in letters dated the date hereof, (the “Representation Letters”); (iv) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (v) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.

For purposes of this opinion, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary to comply with our professional obligations under IRS Circular 230 or otherwise), (i) that the Reorganization will be consummated in the manner contemplated by the Proxy/Prospectus and in accordance with the provisions of the Plan without the waiver of any conditions to any party’s obligation to effect the Reorganization, (ii) that original documents (including signatures) are authentic, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been (or will be by the date of the Reorganization) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (v) the accuracy of statements and representations contained in the Documents, (vi) that covenants and warranties set forth in the Documents will be complied with and (vii) that the Reorganization will be effective under applicable law.

Furthermore, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary to comply with our professional obligations under IRS Circular 230 or otherwise), that, as to all matters in which a person or entity making a representation has represented that such person or entity or a related party is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take action, there is in fact no plan, intention, understanding or agreement and such action will not be taken, and we have further assumed that any statement made “to the knowledge of” or otherwise similarly qualified is complete and correct without such qualification and will remain complete and correct without such qualification at all relevant times.

Third Avenue Trust
World Funds Trust
February 12, 2021
Page 3

For purposes of this opinion, we have assumed that the Target Fund, on the Closing Date of the Reorganization, satisfies, and immediately following the Closing Date of the Reorganization, the Acquiring Fund will continue to satisfy, the requirements of Subchapter M of the Code, for qualification as regulated investment companies.

Subject to the foregoing and all other assumptions, limitations and qualifications specified herein, and based upon the statements in the Representation Letters and the other Documents, it is our opinion, with respect to the Reorganization, that for federal income tax purposes:

(i)      The transfer of the assets by the Target Fund to, and the assumption of the liabilities of the Target Fund by, the Acquiring Fund in exchange for shares of the Acquiring Fund and the distribution of the shares of the Acquiring Fund to the shareholders of the Target Fund in complete liquidation as provided in the Plan will constitute a “reorganization” within the meaning of Section 368(a) of the Code and with respect to such “reorganization,” the Target Fund and the Acquiring Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

(ii)     In accordance with Sections 361(a), 361(c)(1) and 357(a) of the Code, no gain or loss will be recognized by the Target Fund upon:

(a)       the transfer of its assets to the Acquiring Fund in exchange for the shares of the Acquiring Fund and the assumption by the Acquiring Fund of all liabilities of the Target Fund; or

(b)       the distribution of the shares of the Acquiring Fund by the Target Fund to its shareholders in complete liquidation.

(iii)     In accordance with Section 1032(a) of the Code, no gain or loss will be recognized by the Acquiring Fund upon receipt of the assets of the Target Fund in exchange for the shares of the Acquiring Fund and the assumption by the Acquiring Fund of all liabilities of the Target Fund.

(iv)     In accordance with Section 354(a)(1) of the Code, no gain or loss will be recognized by the shareholders of the Target Fund upon the exchange of their shares of the Target Fund for the shares of the Acquiring Fund.

(v)      In accordance with Section 358(a)(1) of the Code, the aggregate tax basis of the shares of the Acquiring Fund that Target Fund shareholders receives in the Reorganization will be the same as the aggregate tax basis of the Target Fund shares exchanged therefor.

(vi)     In accordance with Section 362(b) of the Code, the tax basis in the hands of the Acquiring Fund of the assets of the Target Fund transferred to the Acquiring Fund in the Reorganization will be the same as the tax basis of such assets in the hands of the Target Fund immediately prior to the transfer.

Third Avenue Trust
World Funds Trust
February 12, 2021
Page 4

(vii)    In accordance with Section 1223(2) of the Code, the holding period of the assets of the Target Fund in the hands of the Acquiring Fund will include the period during which such assets were held by the Target Fund.

(viii)   In accordance with Section 1223(1) of the Code, the holding period for the shares of the Acquiring Fund each of the Target Fund shareholders receives in the Reorganization will include the period for which the shareholder held the Target Fund shares exchanged therefor, provided that the shareholder held such Target Fund shares as capital assets on the date of the exchange.

(ix)     The Acquiring Fund will succeed to and take into account the items of the Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code, and the regulations thereunder.

This opinion is limited to the federal income tax issues set forth above and does not address or express an opinion on, and we have not addressed or been asked to address, any other tax issues, including without limitation, the following: (1) the effect of the Reorganization on (i) the Target Fund and the Acquiring Fund (together, the “Funds”) (x) with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting, (y) with respect to any stock held of a passive foreign investment company as defined in Section 1297(a) of the Code, or (z) any limitations on the use or availability of capital losses, net operating losses, unrealized gain or loss or other losses under the Code, or (ii) any Target Fund Shareholder that is required to recognize unrealized gains and losses for federal income tax purposes under a mark-to-market system of accounting and (2) any other federal, state, local or foreign tax issues of any kind.

This opinion is based upon the Code, regulations of the U.S. Department of the Treasury issued or proposed thereunder, published rulings and administrative guidance issued by the Internal Revenue Service and judicial decisions, each as in effect as of the date hereof. Each of the aforementioned authorities is subject to change or new interpretation, possibly with retroactive effect, and any such changes or interpretations could affect the opinion provided herein. This opinion represents our best legal judgment as to the matters addressed herein but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the Internal Revenue Service would agree with the opinion expressed herein or, if contested, the opinion would be sustained by a court. We undertake no responsibility to advise you of any new developments in the application or interpretation of relevant federal tax laws. If any of the facts or assumptions pertinent to the U.S. federal income tax treatment of the Reorganization specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement on Form N-14 of Third Avenue Trust. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

TROUTMAN PEPPER HAMILTON SANDERS LLP